Exhibit 10.14
Columbia Sportswear Company
Executive Incentive Compensation Plan

Article 1

Name of Plan. The name of the Plan shall be the Columbia Sportswear Company Executive Incentive Compensation Plan (the Plan).

Article 2

Effective Date of Plan. The effective date of the Plan shall be January 1, 2024 for performance periods beginning on or after such date. The Executive Incentive Compensation Plan dated January 1, 1999 shall govern all incentive payments for performance periods, which began prior to January 1, 2024.

Article 3

Purpose of Plan. The purpose of this Plan is to provide an incentive to key executive officers of Columbia Sportswear Company (the Company) who contribute to its success by offering an opportunity to such persons to earn compensation in addition to their salaries, based upon Company success.

Article 4

Administration of Plan. The Plan shall be administered by the Talent and Compensation Committee (the Committee) of the Board of Directors (the Board) of the Company. The Committee shall have the full power and authority to administer, construe and interpret the Plan and make all determinations deemed necessary or advisable for the administration of the Plan. In applying and interpreting the provisions of the Plan, the decisions of the Committee shall be final.

Article 5

Eligibility. The Committee shall determine the key executive officers of the Company who are eligible to participate in the Plan for the applicable performance period as soon as practicable following the beginning thereof; provided, however, that the Committee may determine that an individual who first becomes an eligible executive thereafter and on or before October 1 of such performance period shall be eligible to participate in the Plan for such performance period. Such determination of eligibility shall be in writing and shall be communicated to eligible executives as soon as practicable.

Article 6

Performance Goals. Unless otherwise determined by the Committee, the performance period under the Plan shall be the period beginning on January 1 and ending on December 31 of the relevant calendar year. From time to time, the Committee shall establish performance goals for the applicable performance period based on one or more targeted levels of performance with respect to "performance criteria" with respect to the Company or any business unit as reported or calculated by the Company, which may include but is not limited to, one or more of the following: revenues, sales, earnings, or earnings per share, or the growth of Company revenues, sales earnings, earnings per share, book value per share, stock price appreciation, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on invested capital, working capital, market or economic value added, operating income (including or excluding depreciation, amortization, unusual or infrequently occurring items, restructuring charges or other expenses), operating margins, inventories, inventory turns, debt, debt plus equity, cost control, strategic initiatives, market share, net income, improvements in capital structure, and cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital). Each eligible executive’s bonus shall be determined, in such manner as the Committee shall prescribe, by the extent to which the Company attains these performance goals (or, in the case of a participant’s death or total disability during the relevant performance period, as provided in Article 10). The specific performance goals to which each eligible executive’s bonus is tied shall be at the discretion of the Committee. The audited financial statements of the Company will be used to measure all financial goals, where applicable. The Committee shall have the discretion to include or exclude any (i) asset write downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) unusual or infrequently occurring extraordinary nonrecurring items as described in Accounting Standards Codification Subtopic 225-20 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to shareholders for the applicable year, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, (viii) gains and losses on asset sales, and (ix) any other unusual, extraordinary, nonrecurring or other items or events intended to accomplish the intent of the performance goals, provided, however, that any decision to include or exclude such items or to adjust performance goals shall be made by the Committee.

Article 7

Amount of Target Bonus. Upon determining that an executive is eligible to participate in the Plan, the Committee shall determine a target bonus for such executive. The target bonus shall be stated as a percentage of the executive’s earned base salary or base salary equivalent during the eligible employment period of the relevant performance period.

Except as otherwise provided in Article 10, after the end of the relevant performance period, the Committee shall determine the extent to which the Company has reached the performance goals established for the eligible executives. The Committee shall have the discretion to reduce the amount payable to any participant for a performance period by up to 100% based upon factors which it determines, in its discretion, warrant such reduction.

Article 8

Time of Payment. Except as otherwise provided in this Article 8, payments will be made as soon as practicable after the Committee has certified the amounts payable under the Plan based upon audited financial results of the Company for the relevant performance period (but in no event later than March 15 of the calendar year immediately following the last day of the performance period to which the payments relate). If a participant separates from the Company due to death or total disability, payment will be made as soon as practicable (but in no event later than the 60th day) following the participant’s death or total disability. Except as otherwise provided in Article 10, no payments will be made under the Plan in respect of any performance period unless the predetermined performance goals have been satisfied. Any payments under the Plan are subject to all applicable federal, state, local and other applicable withholding tax requirements.

Article 9

Term of Plan. The Plan shall remain in effect until terminated by the Committee.

Article 10

Separation. In case of separation from the Company during a performance period for any reason other than death, total disability or retirement, a participant shall not be entitled to a bonus under the Plan for the performance period in which the separation occurs.

In case of separation from the Company due to death or total disability, a participant (or, in the event of the participant’s death, the participant’s estate) shall receive an amount equal to the participant’s target bonus for the relevant performance period, prorated for the period that the participant was employed by the Company during the relevant performance period. For purposes of the Plan, “total disability” shall have the same meaning as provided in any long term disability policy maintained by the Company for the benefit of the participant or, in the absence of such policy, as determined by the Committee in its discretion in accordance with applicable law.

In case of separation from the Company due to retirement, a participant shall receive an amount equal to the bonus the participant otherwise would have received in respect of the relevant performance period had no separation occurred, prorated for the period that the participant was employed by the Company during the relevant performance period. For this purpose, “retirement” shall have the same meaning as provided in the applicable policy maintained by the Company for the benefit of the participant or, in the absence of such policy, as determined by the Committee in its discretion in accordance with applicable law.

Article 11

Amendment and Termination of the Plan. The Committee shall have the power to amend or terminate the Plan, in whole or in part, at any time. No person eligible to receive a bonus under this Plan shall have any rights to pledge, assign, or otherwise dispose of any unpaid portion of such bonus.
Article 12

Section 409A.  The Plan and bonus awards granted under the Plan are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, to the maximum extent possible, whether pursuant to the short- term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise. To the extent Section 409A is applicable to the Plan or any bonus award granted under the Plan, it is intended that the Plan and such awards granted under the Plan comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the Plan or any bonus award granted under the Plan to the contrary, the Plan and any bonus award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan or any bonus award granted under the Plan to the contrary, with respect to any payments and benefits under the Plan or any bonus award granted under the Plan to which Section 409A applies, all references in the Plan or any bonus award granted under the Plan to the termination of the participant’s employment or service are intended to mean the participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i). In addition, if the participant is a “specified employee,” within the meaning of Section 409, then to the extent necessary to avoid subjecting the participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any bonus award granted under the Plan during the six month period immediately following the participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the participant during such period, but shall instead be accumulated and paid to the participant (or, in the event of the participant’s death, the participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the participant’s separation from service or the participant’s death. Notwithstanding any other provision of the Plan to the contrary, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any bonus award granted under the Plan so that the award qualifies for exemption from or complies with Section 409A; provided, however, that the Committee and the Company make no representations that bonus awards granted under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to bonus awards granted under the Plan.
Article 13

Recovery of Incentive Compensation. Notwithstanding any other provision of the Plan to the contrary, bonus awards granted under the Plan shall be subject to the Company’s 2023 Incentive Compensation Recovery Policy (the 2023 Recovery Policy) adopted to comply with applicable stock exchange listing standards, any other current incentive compensation recovery policies of the Company and any other compensation recovery policies as may be adopted from time to time by the Company (provided that the 2023 Recovery Policy shall in all cases apply where required by applicable law and stock exchange listing standards), each to the extent applicable to an executive participating in the Plan. Any such compensation recovery policies may be amended from time to time, provided that the amendment complies with applicable law and/or applicable stock exchange listing standards.

Article 14

    No Trust or Fund. The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or to create any trusts, or to make any special deposits for any amounts payable to any participant. No participant shall have any rights under the Plan that are greater than those of a general unsecured creditor of the Company.

No Individual Rights. No executive or other individual shall have any claim to be granted a bonus award under the Plan or having been granted one, to receive a future one. Further, nothing in the Plan or any bonus award shall be deemed to constitute an employment contract or confer or be deemed to confer on any participant any right to continue in the employ of the Company or any subsidiary of the Company or limit in any way the right of the Company or any subsidiary to terminate a participant’s employment at any time, with or without cause, subject to applicable law.